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                                                                    Exhibit 10.9

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                                  SUNOCO, INC.

                           EXECUTIVE RETIREMENT PLAN

                  (Amended and Restated as of January 1, 2000)

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                                   ARTICLE I

                                  Definitions

     1.01 Actuarial Equivalent - shall mean, except as otherwise provided in this Section, a benefit of equivalent value to the benefit which would otherwise have been provided to the Participant, determined on the same basis as determined under the Sunoco, Inc. Retirement Plan. Notwithstanding the preceding sentence, for purposes of determining the Actuarial Equivalent lump-sum value for payment for benefits under Section 3.07, the mortality table described in Treasury Regulation Section 1.417(e)-1(d)(2) and the applicable interest rate described in Treasury Regulation Section 1.417(e)-1(d)(3) as specified for the second month preceding the calendar quarter in which the annuity starting date occurs (or if a larger lump-sum value results, and if the annuity starting date is during the period beginning January 1, 2000, and ending December 31, 2000, the applicable interest rate described in Treasury Regulation Section 1.417(e)- 1(d)(3) as specified for the second month preceding the calendar month in which the annuity starting date occurs) shall be used. For purposes of determining the lump-sum Actuarially Equivalent value of retirement income pursuant to Section 3.02, 3.04 or 3.06, the value of early retirement and survivor benefits under the Plan shall be reflected in such lump-sum amounts.

     1.02 Affiliated Company - shall mean the Company and:

          (a) Any other corporation which is included within a "controlled group of corporations" within which Sunoco, Inc., is also included as determined under Section 1563 of the 1954 Internal Revenue Code without regard to subsections (a)(4) and (e)(3)(C) of said Section 1563;

          (b) Any other trades or businesses (whether or not incorporated) which, based on principles similar to those defining a "controlled group of corporations" for purposes of (a) above, are under common control; and

          (c)  Any other organization so designated by the Board Committee.

     1.03 Affiliated Company Benefit - shall mean the monthly amount of Benefit (or the Actuarial Equivalent of such Benefit) to which a Participant and/or Spouse is or was entitled under any qualified or nonqualified defined contribution or defined benefit plan that is or was maintained by an Affiliated Company as the primary source of employer-provided retirement income for participants of such plan, including the Base Plan; provided, however, that in the case of a defined contribution plan, the value of such Benefit will be determined based on the aggregate contributions made on behalf of the Participant (whether or not subsequently withdrawn by the Participant), accumulated at a rate or rates of interest as determined by the Plan Administrator, which determination will be made in a uniform and consistent manner.

     1.04 Base Plan - shall mean the Sunoco, Inc. Retirement Plan.

     1.05 Beneficiary - shall mean the person or persons, other than a contingent annuitant, designated by a Participant or retired Participant pursuant to Article IV.

     1.06 Board of Directors - shall mean the Board of Directors of Sunoco, Inc.

     1.07 Board Committee - shall mean those individual Directors who have been appointed by the Board of Directors with the powers and responsibilities specified in Article VIII and to which has been delegated any fiduciary responsibilities of the Board of Directors with respect to the Plan.

     1.08 Cause - shall mean termination of a Participant's employment by the Company, due to:

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          (a)  the Participant's indictment for a criminal offense (other than a traffic offense) including, without limitation, a crime involving moral turpitude or common law fraud;

          (b) excessive absenteeism by the Participant, unrelated to any illness; or

     (c) the Company's reasonable determination that the Participant has either:

          (1) committed an act of fraud, embezzlement, theft, or misappropriation of funds in connection with such Participant's duties in the course of his employment with the Company; or

          (2) engaged in mismanagement, negligence, or misconduct in the course of his employment with the Company.

     1.09 Change in Control - shall be deemed to have occurred if:

          (a) continuing Directors cease within one year of such Control Transaction, to constitute a majority of the Board of Directors of Sunoco, Inc. (or of the Board of Directors of any successor to Sunoco, Inc. or to all or substantially all of its assets) or

          (b) any entity, person or Group acquires shares of Sunoco, Inc. in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially more than twenty percent (20%) of the outstanding voting shares.

     1.10 Company - shall mean Sunoco, Inc. or any corporation which succeeds to the position of Sunoco, Inc. as common parent of the Sunoco Affiliated Group, within the meaning of regulations issued under the Internal Revenue Code.

     1.11 Credited Service - subject to the limitations hereinafter described, shall mean the sum of the following:

          (a) the actual amount, in completed years and months, of the Participant's Service; and

          (b) an additional one month for each full year of such Service completed at the time the determination is being made; provided, however, that:

               (1) the maximum number of months credited under this provision will be thirty-six (36);

               (2) when the Participant attains his 62nd birthday, the number of months credited under this provision will automatically become thirty-six (36), regardless of the length of the Participant's Service; and

               (3) after the Participant's 62nd birthday, the number of months credited under this provision will be reduced from month to month so that at any time a determination is being made, the maximum number of months credited under this provision will not exceed the number of months remaining until the Participant's 65th birthday.

          Credited Service will not include any Service after a Participant's Normal Retirement Date, nor will it include periods of employment with an Affiliated Company before or after it becomes or ceases to be an Affiliated Company.

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     1.12 Continuing Director - shall mean a Director who was a member of the
Board of Directors of Sunoco, Inc. immediately prior to a Control Transaction which results in a Change in Control.

     1.13 Control Transaction - shall mean any of the following transactions or any combination thereof:

          (a) any tender offer for or acquisition of capital stock of Sunoco, Inc.;

          (b) any merger, consolidation, or sale of all or substantially all of the assets of Sunoco, Inc.; or

          (c) the submission of a nominee or nominees for the position of director of the Company by a shareholder of a Group of shareholders in a proxy solicitation or otherwise.

     1.14 Earnings - shall mean:

          (a)  For periods beginning after December 31, 1997, the sum of:

               (1) base salary paid or payable to a Participant by the Company or an Affiliated Company; and

               (2) the actual incentive awards granted to a Participant pursuant to the Sunoco, Inc. Executive Incentive Plan (the "EIP") or the equivalent thereof pursuant to an incentive plan sponsored by the Company or an Affiliated Company; or

          (b)  For periods beginning prior to January 1, 1998, the sum of:

               (1) base salary paid or payable to a Participant by the Company or an Affiliated Company, and

               (2) the actual incentive awards granted to a Participant pursuant to the EIP, up to the Participant's unadjusted annual guideline bonus in effect for the Participant under such Plan, or the equivalent thereof pursuant to an incentive plan sponsored by the Company or an Affiliated Company.

     1.15 Effective Date - shall mean January 1, 1980, and as to any amendment, the effective date specified by the Board of Directors.

     1.16 Employee - shall mean any individual who is employed by the Company or an Affiliated Company.

     1.17 Executive - shall mean any Employee who is employed by the Company as a principal officer, or in a job which, in accordance with the Company's job evaluation program, has been assigned 1400 or more Hay points, and any other Employee who is designated by the Board Committee as being an Executive for purposes of this Plan.

     1.18 Executive Service - shall mean that part of a Participant's Service which was rendered while he was an Executive.

     1.19 Final Average Earnings - shall mean the greater of:

          (a) the arithmetic average of the Participant's aggregate Earnings during the thirty-six (36) calendar months of the last 120-consecutive calendar month period of Service immediately preceding the earlier of actual retirement, Termination Date or the Participant's

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     62nd birthday (or the actual number of such months if less than thirty-six
     (36)) which produces the highest average; or

          (b)  the Transition Final Average Earnings.

     1.20 Group - shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

     1.21 Just Cause - shall mean:

          (a) a judicial determination that the Participant has committed fraud, misappropriation, or embezzlement against the Company; or

          (b) a non-appealable conviction of, or entry of a plea of nolo contendere for, an act by the Participant constituting a felony which, as determined by the Company in good faith, constitutes a crime involving moral turpitude and has resulted in material harm to the Company, its subsidiaries and affiliates taken as a whole.

No termination of employment shall be deemed an effective termination for Just Cause unless accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Continuing Directors at a meeting of the Board of Directors which was called and held for the purpose of considering such termination, or if there are no Continuing Directors, then by at least three quarters (3/4) of the entire Board of Directors (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, the Participant was guilty of conduct set forth in the preceding sentence, and specifying the particulars thereof in detail. In any deliberations or votes by the Board of Directors concerning a determination under this Section, the Participant shall recuse himself from such deliberations and votes.

     1.22 Nonaffiliated Employer Benefit - shall mean the monthly amount of Benefit, (or the Actuarial Equivalent of such Benefit) to which a Participant and/or Spouse is or was entitled as a result of prior employment with any employer other than the Company or an Affiliated Company under any qualified or nonqualified defined contribution or defined benefit retirement plan that is or was maintained by such employer as the primary source of employer-provided retirement income for participants of such plan; provided, however, that in the case of a defined contribution plan, the value of such Benefit will be determined based on the aggregate contributions made on behalf of the Participant (whether or not subsequently withdrawn by the Participant), accumulated at a rate or rates of interest as determined by the Plan Administrator, which determination will be made in a uniform and consistent manner.

     1.23 Normal Retirement Date - shall mean the first day of the calendar month coincident with or next following the Participant's 65th birthday.

     1.24 Participant - shall mean any Employee who is a Participant in the Sunoco, Inc. Retirement Plan, who has not waived his rights to participate in this Plan, and who is either:

          (a)  an Executive; or

          (b)  designated as a Participant by the Board Committee.

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     Except as provided in Sections 6.01, 6.02 or 6.04, if any Participant ceases to be an Executive, he will thereupon cease to be a Participant (unless otherwise designated by the Board Committee), and will forfeit all rights to benefits under this Plan.

     1.25 Plan - shall mean the Sunoco, Inc. Executive Retirement Plan as set forth in this document and as it may from time to time be amended.

     1.26 Plan Administrator - shall mean the individual or entity designated as such by the Board Committee pursuant to Article VIII.

     1.27 Plan Year - shall mean the annual period beginning on January 1 of any year and ending on the following December 31.

     1.28 Potential Change in Control - shall mean the occurrence of any of the following events or transactions:

          (a) any person (other than Sunoco, Inc. or any affiliate or subsidiary thereof) makes a tender offer for capital stock of Sunoco, Inc.

          (b) any person becomes the beneficial owner, directly or indirectly, of capital stock of Sunoco, Inc. in an amount which requires the filing of
     Schedule 13D or its equivalent form pursuant to the Rules and Regulations under the Securities Exchange Act of 1934 as from time to time amended;

          (c) the submission of a nominee or nominees for the position of director of Sunoco, Inc. by a shareholder or Group of shareholders in a proxy solicitation or otherwise which, in its judgment, the Board of Directors determines by adoption of a resolution within thirty (30) days of such submission, might result in a Change in Control of Sunoco, Inc.

          (d) any person files a pre-merger notification for the acquisition of capital stock of Sunoco, Inc. pursuant to the Hart-Scott-Rodino Act; or

          (e) the Board of Directors in its judgment determines by adoption of a resolution that a Potential Change in Control of Sunoco, Inc. for purposes of this Plan has occurred.

     1.29 Preretirement Spouse's Death Benefit - shall mean the benefit payable upon the Participant's death to the Spouse of a Participant pursuant to
Section 5.01.

     1.30 Qualifying Termination of the employment of a Participant - shall mean any of the following:

          (a) a termination of employment by the Company within two (2) years after a Change in Control, other than for Just Cause, death or disability;

          (b) a termination of employment by the Participant within two (2) years after a Change in Control for one or more of the following reasons:

               (1) the assignment to such Participant of any duties inconsistent in a way adverse to such Participant, with such Participant's positions, duties, responsibility and status with the Company immediately prior to the Change in Control, or a reduction in the duties and responsibilities held by the participant immediately prior to the Change in Control; a change in the Participant's reporting responsibilities, title or offices as in effect immediately prior to the Change in Control that is adverse to the Participant; or any removal of the Participant from or any failure to re-elect the

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          Participant to any position with the Company that such Participant held immediately prior to the Change in Control except in connection with such Participant's:

               (i) assignment to a new position at a higher annual base salary and guideline bonus; or

               (ii) termination of employment by the Company for Just Cause; or

               (2) With respect to any Participant who is a member of the Board of Directors immediately prior to the Change in Control, any failure of the shareholders of the company to elect or reelect, or of the Company to appoint or reappoint, the Participant as a member of the Board of Directors;

               (3) A reduction by the Company in the Participant's base annual salary or guideline (target) bonus as in effect immediately prior to the Change in Control; the failure by the Company to continue in effect, or the taking of any action by the Company that would adversely affect such Participant's participation in or materially reduce such Participant's benefits under, any employee benefit plan or compensation plan in which such Participant was participating immediately prior to the Change in Control; provided, however, that in the aggregate such actions by the Company significantly reduce the Participant's total compensation (i.e., the sum of Participant's annual base salary, guideline (target) bonus, and the aggregate value to the Participant of all employee benefit or compensation plans); or the failure by the Company, without the Participant's consent, to pay to the Participant any portion of the Participant's current compensation, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company or

               (4) the Company requires the Participant to be based anywhere other than the Participant's present work location or a location within thirty-five (35) miles from the present location; or the Company requires the Participant to travel on Company business to an extent substantially more burdensome than such Participant's travel obligations during the period of twelve (12) consecutive months immediately preceding the Change in Control; provided, however, that in the case of any such termination of employment by the Participant under this subsection 1.30(b), such termination shall not be deemed to be a Qualifying Termination unless the termination occurs within 120 days after the occurrence of the event or events constituting the reason for the termination; or

          (c) a termination of employment by the Company other than termination for Just Cause, or a termination of employment by the Participant for one of the reasons set forth in subsection 1.30(b) above, following a Potential Change in Control, if the Participant can demonstrate that such termination or circumstance in subsection 1.30(b) above leading to termination:

               (1) was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control; or

               (2) otherwise occurred in connection with, or in anticipation of, a Change in Control, provided that, in either such case, such Change in Control actually occurs within one (1) year following the Termination Date.

     1.31 Service - shall mean the completed years and months of an Employee's employment by the Company or an Affiliated Company, whether or not continuous.

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     1.32 Social Security Benefit - shall mean the Primary Insurance Amount to which a Participant becomes entitled at age sixty-five (65) under Social Security legislation in effect on the earliest of his Normal Retirement Date, early retirement date or Termination Date.

     1.33 Spouse - shall mean the individual who is the legally married husband or wife of a Participant.

     1.34 Statutory Benefit - shall mean the monthly amount of any benefit (or the Actuarial Equivalent of such benefit) from any country other than the United States to which a Participant, upon proper application, is or would be entitled.

     1.35 Termination Date - shall mean the date on which a Participant ceases to be an Employee.

     1.36 Transition Earnings - shall mean:

          (a) For periods beginning on or after September 1, 1997, and ending on or before December 31, 1998, the sum of:

               (1) base salary paid or payable to a Participant by the Company or an Affiliated Company; and

               (2) the Participant's unadjusted annual guideline bonus in effect for the Participant under the EIP or successor plans pro rated over the applicable period (e.g., for computation of Earnings for a one-month period, the unadjusted annual guideline bonus would be divided by twelve (12)); or

          (b)  For periods ending prior to September 1, 1997, the sum of:

               (1) base salary paid or payable to a Participant by the Company or an Affiliated Company (including an amount equal to the value on the date of grant of any restricted stock units ("RSUs") designated as base salary, and not as short-term or long-term incentives, under the Sunoco, Inc. Long-Term Incentive Plan or the Sunoco, Inc. Executive Long-Term Stock Investment Plan; provided, however, that such RSUs become vested and payable); and

               (2)  the dollars represented by:

                    (i) the Participant's unadjusted guideline incentive percentage in effect under the EIP during such period; multiplied by

                    (ii) the Participant's base salary paid or payable (as
               defined in subsection 1.35(b)(1) herein).

     1.37 Transition Final Average Earnings - shall mean the arithmetic average of the Participant's aggregate Transition Earnings during the thirty-six (36) calendar months of the 120-consecutive calendar month period of Service ending on the earlier of December 31, 1998, actual retirement or Termination Date (or the actual number of such months if less than thirty-six (36)) which produces the highest average.

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                                   ARTICLE II

                                 Contributions

     2.01 Employer Contributions. All benefits payable under this Plan will be paid by the Company. A Participant will have no right, title, or interest whatsoever in or to any investments which the Company may make to aid in meeting such obligations as may arise under the Plan. Nothing contained in the Plan, nor any action taken pursuant to its provisions, will create or be construed to create a trust or a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to benefits under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company. All payments to be made under the Plan will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts.

     2.02 Participant Contributions. No contributions by Participant will be required or permitted under this Plan.

     2.03 Expenses of Administration. All expenses of administering this Plan will be paid by the Company.

                                  ARTICLE III

                              Retirement Benefits

     3.01 Normal Retirement. Except as provided in Section 3.05, each Participant will be retired on his Normal Retirement Date.

     3.02 Normal Retirement Income. Subject to the provisions of Sections 3.03 and 3.04, a Participant who retires on or after his Normal Retirement Date and after the completion of five years of Executive Service will be entitled to a monthly normal retirement income, payable in the normal form of payment pursuant to Section 3.07, equal to the excess of (a) over (b), where:

          (a)  equals the sum of:

               (1) 1-2/3% of his Final Average Earnings multiplied by his Credited Service up to a maximum of 30 years, plus

               (2) 3/4% of his Final Average Earnings multiplied by his Credited Service in excess of 30 years, and

          (b)  equals the sum of:

               (1) 1-2/3% of his Social Security Benefit multiplied by his Service up to a maximum of 30 years,

               (2)  100% of his Affiliated Company Benefit, plus

               (3)  100% of his Statutory Benefit;

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provided, however, that the requirement that the Participant have completed at least five years of Executive Service will be waived in the case of any Participant who is an Executive on January 1, 1980 and who has then attained his 55th birthday.

     3.03 Maximum Normal Retirement Income.

          (a) The monthly normal retirement income which a Participant would otherwise be entitled to receive under Section 3.02 will not exceed fifty percent (50%) of his Final Average Earnings less 100% of his Affiliated Company and Statutory Benefits.

          (b) Section 3.03(a) shall not apply to limit that part of the benefit attributable to incentive compensation under subsection 1.19(b) to the extent that the Participant made an election to defer incentive compensation pursuant to the Sunoco, Inc. Deferred Compensation Plan.

     3.04 Minimum Normal Retirement Income. Notwithstanding the foregoing, the monthly normal retirement income which a Participant would otherwise be entitled to receive under Section 3.02 will not be less than the excess of (a) over (b), where

          (a) equals 3-1/3% of his Final Average Earnings multiplied by the number of complete years of his Service up to a maximum of twelve (12) such years, and

          (b)  equals the sum of:

               (1)  100% of his Affiliated Company Benefit,

               (2)  100% of his Nonaffiliated Employer Benefit, plus

               (3)  100% of his Statutory Benefit.

     3.05 Early Retirement Date. A Participant will be eligible to retire on an early retirement date which will be the first day of any calendar month coincident with or next following his 55th birthday if he has then completed at least five (5) years of Executive Service.

     3.06 Early Retirement Income. The monthly early retirement income payable to the Participant commencing on his early retirement date will be equal to the monthly normal retirement income that would otherwise be applicable under Sections 3.02, 3.03 and 3.04, adjusted as follows:

          (a) The Social Security Benefit referred to in Sections 3.02 and 3.04 will be determined by projecting the Participant's Service to his Normal Retirement Date and assuming constant Earnings, at his last rate in effect, to Normal Retirement Date, and will then be multiplied by a fraction, the numerator of which will be his Service to the date of actual retirement and the denominator of which will be his projected Service to Normal Retirement Date.

          (b) The amount calculated in subsection 3.02(a) will be reduced by 5/12% for each full month by which actual retirement precedes Normal Retirement Date by more than five (5) years, and the offset for Social Security Benefits calculated in Sections 3.02(b) and 3.04 will be reduced by 7/12% for each full month that actual retirement precedes Normal Retirement Date during the five-year period immediately preceding Normal Retirement Date, and 7/24% for each full month that actual retirement precedes Normal Retirement Date by more than five (5) years.

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     3.07 Normal Form of Benefit.  Except as provided in Article IV, retirement benefits under this Plan will be in the form of a lump sum payment of the Actuarial Equivalent of the retirement income determined under Sections 3.02, 3.03, 3.04 and 3.06, whichever is applicable.

     3.08 Time of Payment. The payment of a Participant's retirement benefits shall be made or commence no later than the last day of the calendar month in which the Participant retires.

     3.09 Increase in Monthly Benefits. Effective July 1, 1998, the monthly benefits of

          (a) retirees who retired prior to January 1, 1981, as a result of normal retirement under Section 3.01 or early retirement under Section 3.05,

          (b) surviving Spouses, contingent annuitants or Beneficiaries of the retirees described in subsection 3.09(a) who are receiving benefits on July 1, 1998, or

          (c) surviving Spouses who began receiving surviving Spouse's benefits under Section 5.04 or Section 5.05 prior to January 1, 1990,

shall be increased by the amount determined in the following sentence, subject, however, to the limitation that the combined increases under the Base Plan and the Plan effective July 1, 1998, shall not exceed $85.00.

     The monthly benefit increase shall be the excess of the sum of twenty percent (20%) of the combined monthly benefit under the Base Plan and the Plan up to $250.00, ten percent (10%) of the combined monthly benefit under the Base Plan and the Plan in excess of $250.00 up to $500.00, three percent (3%) of the combined monthly benefit under the Base Plan and the Plan in excess of $500.00 up to $750.00, and one percent (1%) of the combined monthly benefit under the Base Plan and the Plan in excess of $750.00 up to $1,000, over the monthly benefit increase effective July 1, 1998 under the Base Plan. Benefits payable on account of disability shall not be increased. Fifty percent (50%) of these retiree benefit increases shall be continued to the surviving Spouse; provided, however, that any such increases in retirement income shall not be subject to adjustments in effect at the time of the election or retirement reflecting the cost of benefit increases under this Section.


                                  ARTICLE IV

                      Optional Forms of Retirement Income

     4.01 Election of an Optional Form of Payment. Not later than thirty (30) days prior to a Participant's retirement date, a Participant may elect, in lieu of the normal form of retirement benefits, an optional form of retirement income. A Participant may not change or revoke an elected option unless such change is made thirty (30) days prior to the Participant's retirement date. Each election, designation and revocation of an option will be made in writing and in conformity with such rules as may be prescribed by the Plan Administrator. Notwithstanding the foregoing, a Spouse may not elect an optional form of receiving any benefit payable under Article V.

     4.02 Monthly Annuity Option. A Participant may elect to receive an annuity which is equal to the monthly normal retirement income determined under Sections 3.02, 3.03, 3.04 and 3.06, whichever is applicable.

     4.03 Contingent Annuity Option. A Participant may elect to receive a reduced retirement income, the amount of which will be determined by application of appropriate Actuarially Equivalent

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factors adopted by the Plan Administrator for the age and sex of the Participant
and the contingent annuitant. The contingent annuity option provides:

          (a)  payments to the Participant for life; and

          (b) continuation of such payments, or any part of them designated by the Participant, to the contingent annuitant, if surviving, for life.

     4.04 Ten-Year Certain Option. A Participant may elect to receive a retirement income of Actuarially Equivalent value payable for life, provided that such income will be paid to such Participant or to the Beneficiary of such Participant for ten (10) years after the Participant's retirement regardless of whether the Participant or Beneficiary survives such period. At the discretion of the Plan Administrator, any benefit payable hereunder to a Beneficiary may be commuted and paid in one sum.

     4.05 Other Forms of Pension. A Participant may elect to receive a benefit payable over a period not less than the remaining lifetime of such Participant and, if the Participant so further elects, thereafter to the designated Beneficiary for as long as such designated Beneficiary survives the Participant in such other form having an Actuarially Equivalent value as may be approved by, and be subject to such conditions as may be prescribed by, the Plan Administrator.

     4.06 Rules Applicable to Contingent Annuity Option.

          (a) If the Participant should die before the effective date of the contingent annuity option, no benefit will be payable to the contingent annuitant.

          (b) If the contingent annuitant should die before the effective date of the contingent annuity option, the option will automatically be cancelled and the normal monthly retirement income will be payable to the Participant as if the option had not been elected.

          (c) If the contingent annuitant should die before the Participant but after the effective date of the contingent annuity option, benefits will be payable or continue to be paid to the Participant on the reduced basis; provided, however, that if the contingent annuitant should die during the first four years following commencement of the retirement income payments to the Participant, the amount of the reduced retirement income payable to the surviving retired Participant will be increased by restoring a percentage of the reduction amount as follows:

          Death of Contingent           Percentage of
          Annuitant During              Discount Restored
          -------------------           -----------------

          First Year                    80%

          Second Year                   60%

          Third Year                    40%

          Fourth Year                   20%

          Fifth and Subsequent Years     0%

          (d) If the retirement date is earlier than the effective date of the contingent annuity option, retirement benefits commencing at the actual retirement date will be made on the normal form of retirement income. If the Participant and the contingent annuitant are living on such effective date, the retirement benefit will be adjusted to provide retirement income on and after such date in the optional form.

     4.07 Acceleration of Annuity Options. Notwithstanding the foregoing, if the Internal Revenue Service makes a determination that the Participant must include any amounts from the Plan in the taxable income of such Participant in a taxable year prior to the year in which the Participant actually receives those amounts, the Participant shall receive the Actuarial Equivalent of the remainder of the benefit determined under Sections 3.02, 3.03, 3.04 and 3.06, whichever is applicable. Such distribution shall be made no later than the last day of the calendar year in which the Participant informs the Plan Administrator that the Internal Revenue Service has made such a determination.


                                   ARTICLE V

                                Death Benefits

     5.01 Preretirement Spouse's Death Benefit. In the event of the death of a Participant during active employment and after having become eligible to elect an early retirement date, the Participant's Spouse will be entitled to a death benefit payable in the normal form of payment pursuant to Section 5.02 in the amount hereinafter set forth. The amount of such monthly income will be twenty-five percent (25%) of the monthly early retirement income that would have been payable to the Participant under Section 3.06 had he retired on the date of his death; provided, however, that:

          (a) the reduction specified in Section 3.02(b)(2) with respect to the Participant's Affiliated Company Benefit will not be applicable;

          (b) the early retirement reduction percentage described in subsection 3.06(b) will be applied only to the offset for Social Security Benefits;

          (c) the monthly income payments to the Spouse will be reduced by 1/2% for each year that the Spouse is more than ten (10) years younger than the Participant; and

          (d) the amount payable to the Spouse will be reduced by any amount of Affiliated Company Benefits that are attributable to Affiliated Company contributions and that are payable to such Spouse.

     5.02 Normal Form of Preretirement Spouse's Death Benefit. Except as otherwise elected pursuant to Section 5.03, the Preretirement Spouse's Death Benefit will be in the form of a lump sum payment of the Actuarial Equivalent of the Preretirement Spouse's Death Benefit determined under Section 5.01 payable no later than the last day of the calendar month following the month in which the Participant died.

     5.03 Election of Optional Form of Preretirement Spouse's Death Benefit. A Participant who is eligible to elect an early retirement date may:

          (a) elect to have the Preretirement Spouse's Death Benefit paid in an annuity pursuant to Section 5.04;

          (b) elect the optional preretirement spouse's death benefit annuity pursuant to Section 5.05; or

          (c) elect to have the optional Preretirement Spouse's Death Benefit annuity pursuant to Section 5.05 in a lump sum payment pursuant to Section 5.06.

     A Participant may change or revoke an elected option at any time prior to his actual retirement. Each election, designation and revocation of an option will be made in writing and in conformity with such rules as may be prescribed by the Plan Administrator.

     5.04 Preretirement Spouse's Death Benefit Annuity. If this form of payment is elected by the Participant, the Participant's Spouse shall receive a Preretirement Spouse's Death Benefit in the form of monthly payments commencing no later than the last day of the calendar month following the month in which the Participant died, payable over the lifetime of such Spouse.

     5.05 Optional Preretirement Spouse's Death Benefit Annuity.

          (a) Amount of Benefit. If this form of payment is elected by the Participant, the Participant's Spouse shall receive a death benefit in the form of monthly payments commencing no later than the last day of the calendar month following the month in which the Participant died, payable over the lifetime of such Spouse in the amount hereinafter set forth. The amount of each such monthly income payment will be the sum of the monthly income payment under Section 5.04 and twenty-five percent (25%) of the monthly early retirement income that would have been payable to the Participant under Section 3.06 had he retired on the date of his death; provided, however, that;

               (1) the reduction specified in subsection 3.02(b)(2) with respect to the Participant's Affiliated Company Benefit will not be applicable;

               (2) the early retirement reduction percentage described in subsection 3.06(b) will be applied only to the offset for Social Security Benefits;

               (3) the monthly income payments to the Spouse will be reduced by 1/2% for each year that the Spouse is more than ten years younger than the Participant; and

               (4) the amount payable to the Spouse will be reduced by any amount of Affiliated Company Benefits that are attributable to Affiliated Company contributions and that are payable to such Spouse.

          (b) Reduction of Other Benefits. If this form of payment is elected by the Participant, the monthly amount of retirement benefit that becomes payable to either the Participant or Spouse under the plan will be reduced by an amount equal to 1/4% of:

               (1) 100% the monthly amount of early retirement income that would have been payable to the Participant under Section 3.06, determined as of his retirement date or, if earlier, as of his date of death on the assumption he had retired on that date; provided, however, that:

                    (i) the reduction specified in subsection 3.02(b)(2) with respect to the Participant's Affiliated Company Benefits will not be applicable;

                    (ii) the early retirement reduction percentage described in subsection 3.06(b) will be applied only to the offset for Social Security Benefits; and

                    (iii) any amount of Affiliated Company Benefits that are or would have been payable to the Spouse and that are attributable to Affiliated Company contributions will be subtracted from the monthly amount of income otherwise determined; multiplied by

               (2) the number of full calendar years and any partial calendar year during which the Participant and his Spouse were living and the optional Preretirement Spouse's Death Benefit was in effect.

          This reduction shall also be in effect if the Participant chooses an optional preretirement lump sum death benefit pursuant to Section 5.06 of the Plan.

          (c) When Coverage Will Take Effect. Unless otherwise specified by the Plan Administrator, the optional Preretirement Spouse's Death Benefit coverage will not take effect until the later of the date on which the Participant has met the age and Service requirements of Section 3.05 and the first day of the calendar month coincident with or next following the date the Participant's election was received by the Plan Administrator, provided that the Participant is alive, employed by the Company or an Affiliated Company and has not attained his Normal Retirement Date on the day such coverage would otherwise become effective.

          (d) Revocation of Election. A Participant will have the right to revoke his election at any time before his actual retirement. Such election will be revoked automatically if the Participant ceases to have a Spouse; provided, however, that if such Participant subsequently acquires another Spouse, the coverage will automatically be reinstated unless revoked by the Participant.

          (e) End of Coverage. The death benefit coverage provided for under this Section 5.05 will end upon the Participant's Normal or early Retirement Date.

     5.06 Optional Preretirement Lump Sum Death Benefit. If this form of payment is elected by the Participant, the Participant's Spouse shall receive a death benefit in the form of a lump sum payment of the Actuarial Equivalent of the optional Preretirement Spouse's Death Benefit annuity determined under Section
5.05 payable no later than the last day of the calendar month following the month in which the Participant died.

     5.07 Postretirement Spouse's Death Benefit. In the event a Participant who has elected to receive a retirement benefit in one of the optional forms outlined in Article IV, dies after retiring or after attaining Normal Retirement Date, the Spouse at the time of commencement of the distribution of such retirement benefit will receive a monthly retirement income payable for the lifetime of such Spouse in an amount equal to fifty percent (50%) of the retirement income being paid or payable to the Participant (before giving effect to any reduction in income required by the election of an optional form of payment under Article IV); provided, however, that:

          (a) the reduction specified in Section 3.02(b)(2) with respect to the Participant's Affiliated Company Benefit will not be applicable;

          (b) the monthly income payable to the Spouse will be reduced by 1/2% for each year that the Spouse is more than ten years younger than the Participant; and

          (c) the amount payable to the Spouse will be reduced by any amount of Affiliated Company Benefits that are attributable to Affiliated Company contributions and that are payable to such Spouse.

     The Spouse's death benefit payable under this Section 5.07 will be in addition to any benefits otherwise payable under Article IV.

                                  ARTICLE VI

        Termination of Employment or Status as Executive; Re-employment

     6.01 Termination of Employment.

          (a) Voluntary Termination. A Participant whose employment is terminated for any reason other than death or retirement, including early retirement, will not be entitled to benefits under this Plan, except as provided in subsection 6.01(b) and Section 6.04 hereof.

          (b) Involuntary Termination. Notwithstanding any other provision of the Plan (and except as discussed herein), a Participant whose employment is involuntarily terminated prior to his Early Retirement Date, other than for Just Cause, and who executes a release and discharge of the Company from any and all claims, demands or causes of action other than as to amounts or benefits due to the Participant under any plan, program or contract provided by, or entered into with, the Company will be entitled to benefits in accordance with this subsection 6.01(b). Such release and discharge shall be in such form as prescribed by the Committee and shall be executed prior to the payment of any benefits due hereunder. In addition, no benefits due hereunder shall be paid to a Participant who is required by Company guidelines to execute an agreement governing the assignment of patents or the disclosure of confidential information unless an executed copy of such agreement is on file with the Company. The benefits under this subsection 6.01(b) shall consist of a nonforfeitable percentage in the benefits calculated under Section 3.06 (including the minimum benefit defined under Section 3.04) equal to 1-2/3% times the number of completed months of Executive Service. Such benefits shall commence coincident with or next following the first day of the calendar month in which the Participant attains age fifty-five (55), or if the Participant elects, the benefit will be paid no later than thirty (30) days after the Termination Date, in a lump sum payment of the Actuarial Equivalent of the age fifty-five (55) retirement income determined under Section 3.06, with an additional reduction of such benefit by discounting it to the date of payment using the interest rate used in Section 1.01. Any participant who also is eligible to receive benefits under Section 6.04 shall not receive benefits hereunder but shall instead receive the benefits under Section 6.04.

     6.02 Termination of Executive Status. If a Participant remains employed by the Company or an Affiliated Company but ceases to be an Executive, he will forfeit the right to all benefits under this Plan unless otherwise designated to remain as a Participant by the Board Committee or unless he had attained his 55th birthday and completed at least five (5) years of Executive Service at the time he ceased to be an Executive; provided, however, that the requirement that the Participant have completed at least five years of Executive Service will be waived in the case of any Participant who is an Executive on January 1, 1980 and who has then attained his 55th birthday. If any such participant is designated at the Board Committee as being eligible to remain a Participant even though no longer an Executive, the Participant will continue as such for all purposes of this Plan. If the Participant is not so designated by the Board Committee but has attained his 55th birthday and, except for a Participant who was an Executive on January 1, 1980 and who had then attained his 55th birthday, has completed at least five years of Executive Service, he will remain a Participant, but will be entitled to benefits based only upon his Service, Credited Service and Final Average Earnings as of the date he ceased to be an Executive.

     6.03 Reemployment. If a retired Participant is reemployed by the Company or an Affiliated Company, his benefits will thereupon cease, and upon again becoming such an Employee he will have his prior period of Service, Credited Service and Executive Service restored to him. If he had made an election of an optional form of payment, such election will continue on file with the Plan

Administrator, but no payment will be due under such option in the event of his death before he again retires. Upon subsequent retirement his retirement income will be based on his Service and Credited Service which was restored under this
Section 6.03 plus any Service and Credited Service rendered while employed as an Executive after the time of his reemployment.

     6.04 Change in Control.

          (a) Notwithstanding any other provisions in the Plan (including any minimum age and/or length of service requirements for vesting of benefits), a Participant shall become fully and irrevocably vested upon the earlier of a Qualifying Termination or a Change in Control of the Company and, upon either:

               (1) the subsequent termination of this Plan, or any amendment to reduce any benefit due hereunder; or

               (2) the subsequent termination of Participant's employment with the Company for any reason other than Just Cause,

          such Participant shall be entitled to benefits calculated as follows:

               (i) Except for purposes of Section 1.11(b), Service and Credited Service shall be increased by 36 months, with the number of months credited under this Section 6.04(a)(i) reduced by one month for each completed month of Service of the Participant after the date of the Change in Control, but not below zero.

               (ii) If at the Termination Date, the Participant has attained his Normal Retirement Date, he shall be entitled to a benefit calculated in accordance with Section 3.02

               (iii) If at the Termination Date, the Participant has not attained his Normal Retirement Date, or has not attained his Early Retirement Date, he shall be entitled to benefits calculated under
          Section 3.06 (including the minimum benefit defined under Section
          3.04).

               (iv) Final Average Earnings shall be determined using the greater of:

                      (A) the amount determined under Section 1.19 without
               reference to this Section 6.04(a)(iv);

                      (B) Earnings for the first full calendar month preceding
               the Termination Date; or

                      (C) Earnings for the first full calendar month preceding
               the date of a Change in Control.

               (v) In the case of a Participant who has not attained his Early Retirement Date at the Termination Date, such benefits shall commence coincident with, or next following the first day of, the calendar month in which the Participant attains age fifty-five (55), or if the Participant elects, the benefit will be paid no later than thirty (30) days after the Termination Date, in a lump sum payment of the Actuarial Equivalent of the age fifty-five (55) retirement income determined under Section 3.06 with additional reduction of such benefit by discounting it to the date of payment using the interest rate used in Section 1.01.

          (b) Notwithstanding any other provisions in the Plan, upon a Change in Control and for a period of twelve (12) months thereafter, any retired Participant or Beneficiary who is receiving an optional form of retirement income pursuant to Article IV hereof, shall have the right to elect to receive in a single lump-sum cash payment an amount equal to ninety-five percent (95%) of the Actuarial Equivalent of the payments of such retirement income to which the Participant or Beneficiary is entitled for all future periods under the Plan; provided, however, that if this option is exercised, such retired Participant or Beneficiary will forfeit to the Company the remaining five percent (5%) of the Actuarial Equivalent of such payments. Payments under this Section 6.04(b) shall be made as soon as practicable, but no later than thirty (30) days after the retired Participant or Beneficiary notifies the Plan that he is exercising this right to withdraw.

          (c) The Company shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or other right such Participant may be entitled to under the Plan after a Change in Control; provided, however, that the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.


                                  ARTICLE VII

                              Disability Benefits

     7.01 Participants Receiving Disability Benefits. A Participant receiving disability benefits under the Sun Executive Disability Income Program will remain a Participant. Such a Participant will be entitled to a monthly normal retirement income, to commence at his Normal Retirement Date, computed in accordance with Sections 3.02, 3.03 or 3.04 as applicable, assuming constant Earnings and guideline bonus to Normal Retirement Date, Social Security benefits as calculated under the Social Security Act in effect on the Participant's date of disability, and including as Service, Credited Service and Executive Service, the period during which he qualifies for and receives disability benefits under the Sun Executive Disability Income Program. Such determination will be made as of Normal Retirement Date. The normal form for the payment of retirement income to the Participant will be as set forth in Section 3.07.

     7.02 Status During Disability. A Participant receiving Sun Executive Disability Income Program benefits prior to his Normal Retirement Date will be entitled to benefits under Section 5.01 and, if applicable, Section 5.02. After his Normal Retirement Date, he will be deemed to have retired. Such a Participant, if otherwise eligible, may also elect to retire early under the provisions of Section 3.05.


                                 ARTICLE VIII

                          Administration of the Plan

     8.01 Allocation and Delegation of Fiduciary Responsibilities. Fiduciary responsibilities with respect to the Plan are to be allocated as set forth in this Article VIII. A fiduciary will have only those specific powers, duties, responsibilities and obligations as are specifically given him under this Plan. It is intended that each fiduciary be responsible for the proper exercise of his own powers, duties, responsibilities and obligations under this Plan, and generally will not be responsible for any act or failure to act of another fiduciary. A fiduciary may delegate to any person or entity, who may or may not be a fiduciary, any of its powers or duties under the Plan.

     8.02 Powers and Responsibilities of the Board of Directors. The Board of Directors has the following powers and responsibilities;

          (a)  To authorize amendments to the Plan;

          (b)  To terminate the Plan; and

          (c) To appoint and remove members of the Board Committee, as set forth in Section 8.03, below.

     8.03 Board Committee.

          (a) The Board Committee will consist of at least three Directors who will be appointed by and serve at the pleasure of the Board of Directors. The Board of Directors will also appoint one member of the Board Committee to act as Chairman of such Committee. Vacancies will be filled in the same manner as appointments. Any member of the Board Committee may resign by delivering a written resignation to the Board of Directors, to become effective upon delivery or at any other date specified therein.

          (b) The members of the Board Committee will appoint a Secretary who may, but need not be, a member of the Board Committee. The Board Committee may, in writing, delegate some or all of its powers and responsibilities as specified in subsection 8.03(d) to any other person or entity, who may or may not be a fiduciary.

          (c) The Board Committee will hold meetings upon such notice, at such time or times, and at such place or places as it may determine. The majority of the members of the Board Committee at the time in office will constitute a quorum for the transaction of business at all meetings and a majority vote of those present at any meeting will be required for action. The Board Committee will also act by written consent of a majority of its members.

          (d) The Board Committee will have the following powers and responsibilities:

               (1) To prepare periodic administration reports to the Board of Directors which will show, in reasonable detail, the administrative operations of the Plan;

               (2)  To appoint and remove the Plan Administrator; and

               (3)  To appoint and remove other fiduciaries.

     8.04 Plan Administrator.

          (a) The Plan Administrator will be appointed by and serve at the pleasure of the Board Committee. The Plan Administrator may resign by delivering a written resignation to the Board Committee, to be effective on delivery or at any other date specified therein. Upon the resignation or removal of the Plan Administrator, a successor Plan Administrator will be appointed by the Board Committee.

          (b) The Plan Administrator may, in writing, delegate some or all of his powers and responsibilities as set forth in subsection 8.04(c) to any other person or entity, who may or may not be a fiduciary.

          (c) The Plan Administrator will adopt such rules for administration of the Plan as he considers desirable, provided they do not conflict with the Plan. Records of administration of the Plan will be kept, and Participants and their Spouses, Beneficiaries and contingent annuitants may examine records pertaining directly to themselves. The Plan Administrator will have the following powers and responsibilities:

          (1)  To select and terminate an actuary for the Plan.

          (2)  To establish and maintain claims review procedures.

          (3) To construe the Plan, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to administer the Plan, with any instructions or interpretation of the Plan made in good faith by the Plan Administrator to be final and conclusive for all purposes.

          (4) To comply with any requirements of the Employee Retirement Income Security Act of 1974 with respect to filing reports with governmental agencies.

          (5) To provide Employees with any and all information required by the Employee Retirement Income Security Act of 1974.

          (6)  To approve any actuarial assumptions.

          (7) To coordinate any necessary audit process with respect to reports on administration data.

          (8)  To conduct routine Plan administration.

     8.05 Employment of Agents. The fiduciaries may retain such counsel, actuarial, medical, accounting, clerical and other services as they may require to carry out the provisions and purposes of the Plan.

     8.06 Reliance on Reports and Certificates. Fiduciaries under the Plan and the officers and managers and Employees of the Company and any Affiliated Company will be entitled to rely upon all tables, valuations, certificates and reports furnished by any duly appointed actuary, insurance company, or by any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.

     8.07 Compensation. Fiduciaries under the Plan will not receive any compensation for their services as such.

     8.08 Fiduciary's Own Participation. A fiduciary may not act, vote or otherwise influence a decision specifically relating to his own participation under the Plan.

     8.09 Liability for Administration of the Plan. In the administration of the Plan, neither a fiduciary, not any officers, directors or employees of the Company or any Affiliated Company or their agents will be liable jointly or severally for any loss due to his or its error or acts of omission or commission, except for his or its own individual misconduct. The Company will indemnify each fiduciary, officer, director or employee of the Company and any Affiliated Company from any and all expenses arising out of his or its responsibilities under the Plan, excepting such expenses and liabilities arising out of his or its own individual willful misconduct.

                                  ARTICLE IX

                              General Provisions

     9.01 Right to Amend or Terminate. The Company expects and intends to continue the Plan indefinitely, but necessarily reserves the right, by action of the Board of Directors, to amend, alter, suspend or terminate the Plan in whole or in part, and at any time.

     9.02 Alienation of Benefits. No benefits payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any action by way of anticipating, alienating, selling, transferring, assigning, pledging, encumbering or charging the same will be void and of no effect nor will any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.

     9.03 Payment to Minors and Incompetents. If a Participant, Spouse, contingent annuitant or Beneficiary entitled to receive any benefits hereunder is a minor, or is deemed by the Plan Administrator or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian or committee of such minor or incompetent, or they may be paid to such person or persons who the Plan Administrator believes is or are caring for or supporting such minors or incompetents. Any such payments, to the extent thereof, will be a complete discharge for the payment of such benefit.

     9.04 Unclaimed Benefit. If any benefit under the Plan had been payable to and unclaimed by any person for a period of four years since the whereabouts or existence of such person was last known to the Plan Administrator, the Plan Administrator may direct that all rights of such person to payments accrued and to future payments be terminated absolutely, provided that if such person subsequently appears and identifies himself to the satisfaction of the Plan Administrator, then the liability will be reinstated.

     9.05 Plan Voluntary. The Plan is purely voluntary on the part of the Company. Neither the establishment of the Plan, nor any amendment thereto, nor the creation of any fund or account, nor the payment of any benefit will be construed as conferring upon any Employee or Participant the right to be retained in the employ of the Company or any Affiliated Company, and all Employees and Participants will remain subject to discharge, discipline or termination to the same extent as if the Plan had never been established.

     9.06 Gender. Whenever used herein, the masculine pronoun will include the feminine and the singular the plural, unless a different meaning is plainly required by the context.

     9.07 Construction. The Plan will be construed, enforced and administered according to the laws of the Commonwealth of Pennsylvania. In the event any provision of the Plan is held illegal or invalid for any reason, it will not affect the remaining provisions of the Plan, but the Plan will be construed and enforced as if such illegal and invalid provision had not been included therein.